UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2005
Gray Television, Inc.
(Exact name of registrant as specified in its charter)

Georgia	1-13796	58-0285030

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, Georgia		30319

(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code)		(404) 504-9828
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry Into a Material Definitive Agreement
On August 2, 2005, Gray Television, Inc. (“Gray”) entered into a separation and distribution agreement with its newly created wholly owned subsidiary, Triple Crown Media, Inc. Pursuant to the terms of the separation and distribution agreement, Gray agreed to transfer the membership interests of Gray Publishing, LLC and certain other assets to Triple Crown Media (Gray conducts its Newspaper Publishing and Graylink Wireless businesses through Gray Publishing and its subsidiaries). Upon completion of the separation and the satisfaction of certain other conditions, Gray agreed to distribute all of the shares of common stock of Triple Crown Media to its shareholders. In the distribution, each common shareholder of Gray will receive as a dividend one share of common stock of Triple Crown Media for every 10 shares of Gray common stock and for every 10 shares of Gray class A common stock. No Gray shareholder vote will be required to effect the spin-off, and no consideration will be required to be paid by Gray’s shareholders to receive the shares of common stock of Triple Crown Media. On the date of the separation, in partial consideration for the transfer of the membership interests and other assets, Triple Crown Media agreed to distribute $40 million to Gray, which Gray intends to use to reduce its outstanding indebtedness.
On August 2, 2005, Gray entered into a tax sharing agreement with Triple Crown Media, which sets forth the rights and obligations of Gray and Triple Crown Media with respect to certain taxes due for periods before and after the separation and distribution.
On August 2, 2005, Triple Crown Media, BR Acquisition Corp., a wholly owned subsidiary of Triple Crown Media and Bull Run Corporation entered into an agreement and plan of merger pursuant to which, immediately following the separation and distribution and the satisfaction of the other conditions to the merger, Bull Run will be merged with and into BR Acquisition Corp. In the merger, Bull Run common shareholders will receive 0.0289 shares of Triple Crown Media common stock for each share of Bull Run common stock held. In the merger, Bull Run preferred stock held by non-affiliated holders of Bull Run will be redeemed for its current redemption value. Holders of preferred stock and other loans to Bull Run who are affiliates of Bull Run, including J. Mack Robinson, the current Chairman and Chief Executive Officer of Gray and Chairman of the Board of Bull Run, will receive shares Triple Crown Media common stock in exchange for shares of Bull Run series F preferred stock and accrued and unpaid dividends thereon; shares of Triple Crown Media series A preferred stock in exchange for shares of Bull Run series D and series E preferred stocks and accrued and unpaid dividends thereon; and shares of Triple Crown Media series B preferred stock in exchange for cash previously advanced to Bull Run. On a combined basis, after the merger, current shareholders of Gray will own approximately 95% of the outstanding common stock of Triple Crown Media and certain current holders of Bull Run preferred stock and common stock will hold the remaining 5%. The agreement is subject to certain closing conditions, including an affirmative vote of Bull Run’s shareholders.

On August 2, 2005, in order to induce Bull Run to enter into the agreement and plan of merger, Gray entered into a letter agreement addressed to Bull Run in which Gray made certain representations and warranties with respect to the due authorization of the separation and distribution agreement by Gray and with respect to the assets of Gray Publishing and its subsidiaries. Gray also covenanted and agreed (1) to conduct the business of Gray Publishing in the ordinary course of business and in a manner consistent with past practice and use commercially reasonable efforts to preserve substantially intact such business until the completion of the separation, (2) to perform its obligations and agreements in the separation and distribution agreement necessary to effect the separation if and when all conditions have been satisfied or waived, and (3) not to take any action with respect to the business of Gray Publishing, which Triple Crown Media would not be permitted to take under the agreement and plan of merger. In addition, Gray agreed, until the effect time of the merger, to guarantee the payment of any liability of Triple Crown Media to Bull Run arising from a breach by Triple Crown Media of any terms of the agreement and plan of merger.
On August 3, 2005, Gray issued a press release announcing the plan for the spin-off of Gray’s newspaper publishing and wireless businesses into newly-formed Triple Crown Media, Inc. and the plan of merger of Bull Run into Triple Crown Media, Inc. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits:

Exhibit No.	Description
Exhibit 99.1	Press release, dated August 3, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gray Television, Inc.
Date: August 3, 2005	By:	/s/ James C. Ryan
		Name:	James C. Ryan
		Title:	Chief Financial Officer and Senior Vice President